FOR IMMEDIATE RELEASE

December 4, 2012

Interline Brands Announces CFO Transition

Jacksonville, Fla. - December 4, 2012 - Interline Brands, Inc. ("Interline" or the "Company"), a leading distributor and direct marketer of broad-line maintenance, repair and operations ("MRO") products, today announced that John A. Ebner, Interline's Chief Financial Officer, has informed the Board of Directors of his desire to leave the Company to pursue new opportunities closer to his family. Mr. Ebner will remain in his current position with Interline through March 2013. The Company, along with its executive search firm, Spencer Stuart, has initiated a formal search for Mr. Ebner's replacement.

Michael J. Grebe, Chairman of the Board and Chief Executive Officer commented, "It has truly been a pleasure to work with John over the past three years. During his time with Interline, John has played an important role in a number of strategic initiatives for the Company, and we are particularly grateful for his efforts in connection with our recent merger transaction with our new private equity sponsors. Led by John, our Finance team also played a pivotal role in strengthening our capital structure, completing the acquisitions of CleanSource and NCP, and improving our working capital, operating cash flows and expense management." Mr. Grebe continued, "While we regret that John will be leaving our organization, we respect his desire to be closer to his family. John has graciously agreed to remain onboard for the next few months to help ensure a smooth transition as we continue to execute on our long-term growth strategy. On behalf of our Board of Directors and the entire Interline team, I want to thank John for his contributions to our success, and we wish him all the best."

John Ebner, Chief Financial Officer, commented: "I feel very fortunate to have been part of such a great management team and company. My time at Interline has been incredibly rewarding, and I am proud of what we accomplished over the past three years. Of course, my decision to move on was difficult for these reasons and many more, but I have decided that it is the right time for me to make a change and pursue new professional opportunities that allow me to be in closer proximity to my family. But I take great comfort in knowing that I am leaving the Company in the best shape in its history and in the hands of a remarkable team of professionals who will continue to build upon our momentum and success. I want to thank Mike, Ken Sweder, the Finance team and all of my colleagues for their support and collaboration over the past few years."

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified customer base of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the "Investor Relations" page of the Company's website at http://ir.interlinebrands.com/.

CONTACT: Lev Cela

PHONE: 904-421-1441